Exhibit 10.19

                         Software Distribution Agreement

SOFTWARE DISTRIBUTION AGREEMENT dated as of Jan. 3, 1997 ("Agreement") between Banta Global Turnkey ("we" or "us"), a division of Banta Corporation, and SPSS Inc. ("you"), a corporation organized under the laws of the State of Illinois.

We are in the business of providing a variety of services to manufacturers of computer software programs, including without limitation replicating and distributing copies of Programs, Products and Publications (as those terms are defined below); and

You are a manufacturer of computer software programs who wishes to have us perform such services for you.

In consideration of the premises and the agreements set out below, we and you agree as follows:

     1. DEFINITIONS. When used in this Agreement, the capitalized terms listed below will have the following meanings:

      "Enterprise" - means any legal entity (such as a corporation) and the subsidiaries it owns by more than fifty percent (50%).

      "Product" - means both the Program and Basic Publications.

      "Program" - means the computer programming code in machine-readable format that is licensed to an end user on a variety of Media by you.

      "Publications" - means printed material. It can consist of Publications that are included with the Program (Basic Publications), and Publications that are ordered and shipped separately (Optional Publications).

      "Master" - means the unique Program and Program format for your Program that we will create in order to be able to build production copies of your Program for shipment.

      "Media" - means either open reel tape, tape cartridge, diskette or CD-ROM. Media also may mean other media (for example, magneto-optical) as mutually agreed between us.

     2. STATEMENT OF WORK. The services we are to provide will be described in one or more statements of work which will be mutually agreed to by you and us from time to time during the term of this Agreement. Each Statement of Work will be attached to this Agreement

      3. PURCHASE ORDERS. You will issue a purchase order to us each time services are to be performed under this Agreement. Purchase orders may be issued in paper form for printing services or in the form of the appropriate electronic data interchange transaction set (as contemplated by the applicable Statement of Work) for other services. Each purchase order issued to us shall include:


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          (a) Product description, part number (if applicable);

          (b) Quantity being produced;

          (c) Price per the price list attached to the applicable Statement of Work, or the price stated in our proposal to you (if applicable);

           (d)  Requested shipment dates;

           (e)  Requested shipping destination; and

           (f)  This Agreement number.

Purchase orders issued by you are subject to the terms and conditions of this Agreement and no other terms or conditions, including your purchase order terms and conditions, shall be part of this Agreement or apply to any work we perform under this Agreement unless specifically agreed to in advance by us in writing.

      4. PROJECT MANAGER. Upon the execution of a Statement of Work, each of us shall submit to the other the name, business address and telephone number of a Project Manager who shall be responsible for all business and technical issues pertaining to that Statement of Work and any services described therein that we perform for you. All communications will be directed to the Project Manager.

      We or you may replace its Project Manager by delivery of written notice of such change. Such notice shall set forth the name, business address and telephone number of the replacement.

     5. CHANGES TO A STATEMENT OF WORK. When both of us agree to change a Statement of Work, we will prepare a written description of the change (called a "Change Authorization"). The Change Authorization becomes effective when we provide it to you. It need not be signed, unless either of us requests signature.

      Any change in the Statement of Work may affect the charges, estimated schedule, or other terms. Depending on the scope of the requested change, we may charge you for our effort to analyze it. We will then give you a written estimate of the charges for the analysis. We will perform the analysis only on your written authorization.

      6.   EXPORT.

           (a) You will comply with all U.S. export laws and will cooperate with us as specified below to enable us to comply. If we have reason to believe that the classification export documents provided by you, or any other aspect of the export is incorrect, we will suspend shipment without liability or further obligation to you until you correct the problem to our satisfaction.

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          (b)  Each  purchase  order  you  place  with us will  constitute  your
     certification  that  the  recipients   (whether  a  company  or  individual
     identified by you ) of the Products, Optional Publications and any other materials distributed by us pursuant to that purchase order are not:

               (1) Residents or nationals of embargoed countries; or

               (2) Embargoed or proscribed  Controlled-in-Fact  (CIF) customers;
          or

               (3) Residents or nationals of Coordinating Committee (COCOM) proscribed countries; or

               (4) Engaged in proscribed nuclear, chemical, biological or missile technology uses or applications; or

               (5) Listed on the U.S. Department of Commerce Table of Denial Orders at the time of exportation; or

               (6) Listed as a specially designated national by the U.S. Department of Treasury; or

               (7) Listed as a debarred  party by the U.S.  Department of State;
          or

                (8) In any other way prohibited from receiving your Products, Optional Publications or other materials.

           (c) You will be the exporter for shipments from the United States to non-U.S. locations, and we will be acting as your forwarding agent solely for export purposes. In order for us to perform our obligations under this Agreement, you grant to us a power of attorney to sign air bills and invoices on your behalf using information supplied by you.

           (d) The following are your responsibilities as they apply to Exporting your Products outside of the United States:

                (1) Recipient Eligibility: You will provide a recipient list to us with complete recipient name and address. You will ensure that no recipients are prohibited from receiving Products, Optional Publications or other materials under this Agreement for any reason set forth in Section 6.(b).

               (2) Documentation: You will provide us with all export license information and other necessary information before shipment occurs including:

                    (A) a description of the Products,  Optional Publications or other materials;

                    (B) the Export Control  Classification Number (ECCN) for the
               Products, Optional Publications or other materials; and

                    (C) the U.S. Schedule B or Harmonized Tariff Schedule number
               (HTS) for the Products, Optional Publications or other materials.



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                You will obtain export  licenses for the Products and provide to us copies of all applicable documents required for exportation including but not limited to:

                    (D) a GTDR  written  assurance  from each  recipient  if the
               Products, Optional Publications or other materials are to be exported under a General License General Technical Data Restricted-with assurance (GTDR-with assurance). These written assurances will be provided in advance of any shipment; and updated as needed, but in any event all assurances will be updated at least annually.

                    (E) an individual validated export license if required;

                    (F) U.S. Department of State Export License, U.S. Department
               of State Commodity Jurisdiction Decision or ECCN if the Products, Optional Publications or other materials incorporate a cryptographic algorithm.

                In the event that content addition or changes to Products, Optional Publications or other materials require export reclassification, you will provide updated export documentation.

           (e) [The following are Additional Responsibilities as they apply to orders distributed from our facility in Cork, Ireland ("Cork Facility") with regard to Controlled Software:

                (1) In addition to the requirements set forth above, in order to comply with the Irish requirements, you must complete the Cork Facility's classification questionnaire for each controlled Software Product and return it to the [appropriate agency of the Irish government]. The [appropriate agency of the Irish government] will classify the Software Product and keep the questionnaire. In the event that content addition or changes to Products, Optional Publications or other materials require export reclassification, you will notify us and provide an updated questionnaire to the [appropriate agency of the Irish government]. The Cork Facility will obtain any necessary Irish export licenses.]

     7. PAYMENTS AND BILLING. We will bill you for fees as specified in the price lists attached to the Statements of Work or, when applicable, our proposal to you and payment is due at payment terms of Net 45 days.

      Fees specified in the Statement of Work or our proposal do not include transportation charges (unless otherwise stated in the applicable price list) or any taxes, duties or other charges imposed by any governmental authority that may be due. You will be responsible for payment of any such transportation charges, taxes, duties or other charges. Prior to any Products, Optional Publications or other materials being distributed to an end user, you will provide us with an appropriate resale certificate, and instruct us not to charge sales tax since you will charge any sales tax due on your transaction with your end user customer.

      Below are the parameters under which prices can change for each Statement of Work implemented during the term of this Agreement:


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           (a)  Prices  quoted  in  the  initial   Statement  of  Work,   except
      Publications, will be frozen for 12 months from signing the initial Statement of Work.

           (b) Any change in Media volumes after implementation of a Statement of Work, will be priced from the applicable price list or our proposal to you, if volumes warrant.

           (c) After the initial 12-month period that this Agreement is in effect, we may increase prices in a Statement of Work, other than Publications which are covered in Section 7.(d) below. However, except as provided below, prices initially applicable to any Statement of Work, other than Publications, will not increase during the second 12-month period that this Agreement is in effect by more than the actual increase of the Manufacturing Index found within the Employment Cost Indexes and Levels, as published by the U.S. Department of Labor during that period. As an exception to this increase limit, we may increase prices in a Statement of Work to reflect labor cost increases imposed on us by federal or state law or regulation. Any such price increase will become effective on the same date that the mandated labor cost increase first affects us.

          (d) Publications. Pricing for Publications is based on original Publication specifications provided by you. However,

                (1)   paper prices may be readjusted quarterly;

                (2) other charges for printing and binding are fixed annually, but labor costs may be increased more frequently as stated in Section 7.(c); and

               (3) prices may be adjusted any time there are changes in Publication specifications.

          The foregoing price parameters assume manufacturing and distribution work to be done in the United States.

          8. LICENSE. You grant to us a no-charge, royalty-free, non-transferable, non-exclusive license to reproduce and distribute copies of your Programs, Publications and other materials to the extent necessary for us to perform our obligations under this Agreement.

      9.   WARRANTY.

           (a)  General.        You represent and warrant the following:

                (1) That you are under no obligation or restriction which would in any way interfere with or be inconsistent with your obligations under this Agreement;

                (2) That you have or that third parties have licensed to you the intellectual property rights, including but not limited to patents, trademarks, copyrights and trade secrets to the Products, Optional Publications and other materials to perform your obligations under this Agreement and to grant the license to us herein; and


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                (3) That the Products,  Optional Publications or other materials do not infringe any intellectual property rights, including but not limited to patents, trademarks, copyrights and trade secrets of any third party and that no claims or notice of claim of infringement have been received by you.

           (b) Harmful Code. You also represent and warrant that each copy of the Programs or updates or error correction code, as provided to us, does not contain any code, programming instruction or set of instructions that is intentionally constructed with the ability to damage, interfere with or otherwise adversely affect computer programming code, data files, or hardware without the consent of the computer user. You shall establish and enforce procedures, which shall be reviewed with us, at our request, to prevent any such code, programming instruction or set of instructions from being incorporated into the Programs and shall promptly notify us of any knowledge or suspicion that any such elements have been incorporated.

           (c) Our Warranty. The Programs and Publications will be free from defect in material and workmanship. We will replace at no charge any Program or Publication due to defective media or manufacture. This shall be your sole remedy for defects. WE DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

      10. INDEMNIFICATION. You will indemnify, defend, and hold us harmless against any claims, losses, and expenses, including attorney fees and other costs of litigation, based on or arising out of any third party claim that any Product, Optional Publication or other material infringes any third party intellectual property rights or for any breach by you of your warranties in this Agreement.

      These indemnities are conditioned upon prompt written notice to you of the claim or proceeding subject to indemnification; cooperation by us at your expense in the defense and settlement of any such claim; and mutual consent to settlement or resolution of any such claim, which consent shall not unreasonably be withheld.

     11. INFORMATION. Terms for exchange of confidential information will be handled according to the Confidential Non-Disclosure Agreement which you and we will sign at the same time as this Agreement is signed.

      For all information which does not meet the definition of "Confidential Information" under the Confidential Non-Disclosure Agreement, no obligation of confidentiality of any kind is assumed by, or shall be implied against, either party with respect thereto regardless of whether the non-confidential information is received in the Programs, Publications or some other form and whenever received from the other party under this Agreement or in activities related hereto. Either party shall be free to use or disclose any information, concepts, ideas, know-how, or techniques contained in non-confidential information received under this Agreement, subject only to valid copyrights and patents owned or licensed by the party providing such information.


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      12. TERM AND TERMINATION.  Unless otherwise terminated as provided herein, this Agreement shall be effective from the date first written above and shall remain in force for three years. This Agreement shall automatically renew thereafter for successive periods of one (1) year each unless either of us give notice of its intent to terminate this Agreement not less than one hundred eighty (180) days prior to the expiration of the initial term or any renewal term. Not less than sixty days prior to the end of the initial term or the renewal term then in effect, we will propose to you the pricing to be applicable to each Statement of Work during the next renewal term. Unless you object to our proposed pricing within ten (10) days after receipt, the proposed pricing will become effective as of the beginning of the next renewal term. If you do object within the ten day period, we will negotiate mutually acceptable pricing with you, but if prices have not been agreed to by the date on which notice of termination must be given, we will either agree to terminate the Agreement or continue the Agreement on a day-to-day basis while price negotiations continue.

           (a) Termination for Convenience. You may terminate this Agreement for convenience or for any other reason upon 180 days' prior written notice to us. We may terminate this Agreement for convenience or for any other reason upon 180 days' prior written notice to you. If we terminate this Agreement for any reason other than as specified in Section 12.(b), then during the 180-day notice period we will assist you in finding a new vendor and will make every reasonable effort to make the transition from us to your new vendor a smooth one.

           (b) Termination for Cause. Either party may terminate this Agreement by written notice if the other materially breaches its obligations under this Agreement. Such a termination notice must specifically identify the breach (or breaches) upon which it is based and will become effective 180 days after the notice is received by the other party, unless the breach(es) is (are) corrected during the 180 days.

           (c) Termination of Statements of Work and Purchase Orders. You may terminate a Statement of Work on 180 days' written notice to us or an individual purchase order on 30 days' written notice to us. We may terminate a Statement of Work on 180 days written notice to you or an individual purchase order on 30 days' written notice to you if you do not meet your obligations. Upon termination, we will stop our work in an orderly manner as soon as practical.

           (d) Survival. Neither termination or expiration of this Agreement, any Statement of Work or any purchase order shall have any effect upon the respective rights and liabilities of the parties in connection with any work we previously performed or that were in process on the date termination became effective. In particular, you agree to pay us for all services we provide, all costs incurred in connection with services or Products, Optional Publications or other materials we provide, and any Products, Optional Publications or other materials we deliver through the termination of the Agreement, Statement of Work, or purchase order, as the case may be. Payment includes any charges we incur in terminating subcontracts or orders for raw materials.


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           Any terms of this  Agreement  which by their nature extend beyond its termination, including the provisions of Sections 9, 10, 11, and 13, will remain in effect until fulfilled, and apply to respective successors and assignees.

      13.  GENERAL.

           (a) Freedom of Action. Nothing in this Agreement shall prohibit or restrict either party from independently developing, acquiring, and marketing products, services, and other materials which are competitive with the products, services or materials of the other party.

           (b)  Limitations.         We shall have no liability to you:

                    (1)  For  any  third  party   actions   which  violate  your
               intellectual property rights, or

                    (2) For  non-payment  of license fees or service  charges by others.

      Except as set forth in Section 10, neither party shall be liable to the other for any indirect, incidental, special, punitive, or consequential damages, including lost profits, regardless of the form of the action, whether in contract or tort (including negligence). No action, regardless of form, arising out of this Agreement may be brought by either party more than two years after the cause of action has accrued.

          (c) Choice of Law. This Agreement will be governed by the substantive laws of the State of Illinois.

           (d) Entire Agreement. This Agreement, together with any Statements of Work entered into by the parties from time to time during the term hereof, and purchase orders issued to us hereunder, all of which are incorporated into this Agreement by this reference, are the complete agreement regarding these transactions, and replace any prior oral or written communication between us. If there is a conflict between terms in this Agreement and those in a Statement of Work, the terms of the Statement of Work shall prevail over the terms of this Agreement; provided, however, that all shipments of Products, Optional Publications or other materials shall be subject to Section 6 unless we agree to the contrary in a written document which specifically states that Section 6 does not apply to a particular shipment described therein and which is signed by our authorized representative.

           (e) Severability. If any provision of this Agreement is held to be illegal, unenforceable, or in conflict with any law of any governmental entity with jurisdiction over this Agreement, the other portions shall remain valid and enforceable.

           (f) Amendments in Writing. No amendment, modification or waiver of any provision of this Agreement shall be effective unless it is in a writing executed by authorized representatives of both parties. No failure or delay by either party in exercising any right, power or remedy will operate as a waiver of any such right, power or remedy.

          (g) Notice. Any notice required or permitted under this Agreement shall be made by telecopy, express overnight courier service, charges paid by shipper, or certified or



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      registered mail,  postage prepaid and return receipt  requested,  provided that the same is addressed to the party to be notified at the following address (or such other address, or to the attention of such other person, as may be hereinafter designated in writing by the party to be notified):

                (1)   In the case of notices to us:

                         Banta Global Turnkey
                         1600 Disk Drive
                         P.O. Box 220
                         Plover, WI 54467-0220
                         Attn:      SPSS Contract Administrator
                         Telecopy Number:       (715) 341-0544

                (2)   In the case of notices to you:

                         SPSS Inc.
                         444 North Michigan Avenue
                         Chicago, IL 60611
                         Attn:
                         Telecopy Number:

           (h) Force Majeure. Neither party shall be held liable for failure to fulfill its obligations under this Agreement, if such failure is caused by flood, extreme weather, fire, or other natural calamity, acts of governmental agency, or similar causes beyond the control of such party.

           (i) Captions. The designation of a title, or a caption or a heading for any provision of this Agreement is for the purpose of convenience only and shall not limit or construe the contents of this Agreement in any way.

      IN WITNESS WHEREOF, you and we have caused this Agreement to be signed by our authorized representatives to execute this Agreement as of the date first written above.


BANTA GLOBAL TURNKEY                        SPSS INC.



By:   /s/ Dale Harbath                      By:   /s/ Edward Hamburg
 Authorized Signature                       Authorized Signature

Name (type or print): Dale Harbath          Name (type or print): Edward Hamburg

Title:     V.P. and General Manager         Title:     Executive Vice President



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                        Statement of Work
                          Prepared For:
                            SPSS Inc.
                              Date:
                Describing Work to be Performed by
                       Banta Global Turnkey
                at its Plover, Wisconsin Facility





The data in the Agreement shall not be disclosed outside the Customer and shall not be duplicated, used, or disclosed in whole or in part for any purpose other than to evaluate the Agreement, provided that if this Statement of Work is executed by each party's Authorized Representative, the Customer shall have the right to duplicate, use, or disclose the data to the extent provided by this Agreement. This restriction does not limit the right of the Customer to use information contained in the data if it is obtained from another source without restriction.



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   1.  DESCRIPTION.  This  Statement  of Work and any other  attachments  and/or appendices defines the scope of work to be accomplished by Banta Global Turnkey ("we" or "us") at our Plover, Wisconsin facility ("BGT-Plover") under the terms and conditions of the Software Distribution Agreement dated as of Jan 3, 1997 ("Agreement") between us and SPSS Inc. ("you"). If accepted by you, this Statement of Work will be incorporated by reference into the Agreement. A separate Statement of Work with appropriate attachments and/or appendices (the "BGT-Ireland SOW") defines the scope of work to be accomplished by us at one of our facilities in Ireland ("BGT-Ireland") under the terms and conditions of the Agreement.

   All capitalized terms not defined in this Statement of Work shall have the meanings given to them in the Agreement.

   The following are incorporated in and made part of this Statement of Work:

      Appendix A - Publication Specifications
      Appendix B - Price List
      Appendix C - BGT -Plover Holidays

   2. PROJECT SUMMARY. Your requirements are for the manufacture of the Programs and the Publications listed on the purchase orders you issue to us from time to time pursuant to Section 3 of the Agreement and the distribution of the same in the United States and worldwide locations.

   Except as stated below, Products, Publications and other materials to be distributed in the United States, Canada, South America and Latin America (the "Western Hemisphere") will be manufactured in and distributed from BGT-Plover. BGT-Plover will manufacture those Publications and other materials not shipped from BGT-Ireland, replicate the Programs on the specified Media, kit with associated Publications and marketing materials, and distribute to those recipients you designate that are located within the Western Hemisphere.

   Except as stated below, Products, Publications and other materials to be distributed outside the Western Hemisphere will be manufactured in and distributed from BGT-Ireland under the BGT-Ireland SOW. However, we may (a) manufacture some Publications and other materials at BGT-Plover and bulk ship to BGT-Ireland, and/or (b) manufacture some Publications and other materials at BGT-Ireland and bulk ship to BGT-Plover. We and you will jointly evaluate which higher volume Publications will be manufactured internationally.

   3. WORK SCOPE - NEW PRODUCT INTRODUCTION.

      (a) Verification Process - Western Hemisphere Distribution. For Products, Publications and other materials which are to be distributed in the Western Hemisphere, you will either deposit master Program images in digital form in BGT-Plover's E-Mail mailbox on your computer system for later retrieval by BGT-Plover or, at your option, deliver hard copy master Program images to BGT-Plover. If the master images are deposited in digital form in BGT-Plover's E-Mail mailbox and retrieved by BGT-Plover by 1:00 PM Central Time, BGT-Plover will transmit checksums to you the same day for approval. Otherwise, checksums will be transmitted to you the next business day.

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      When you verify that the  checksums do match,  you will notify our Project
Manager and we can immediately begin production of the Products. If you verify that the checksums match that same day, we can begin "same day" production. This commitment as to "same day" production will be maintained provided that the number of images and/or masters we receive does not exceed 25 per day.

      We will provide Program reproduction on open reel tape and tape cartridge Media through Duplication Technology, a subcontractor. For these Media, you have decided to take the risk and not have us perform verification. Verification turnaround time would be as mutually agreed if a verification process for tapes and cartridges is required in the future.

      You will provide typed printed label specifications to us for Media label verification. We will fax printed Media label samples to you for verification. This same process will be followed for envelope and kit barcode labels.

      (b) General Availability. Except as stated below, BGT-Plover will support general availability of each Product two (2) business days after receipt of the last deliverable required for that Product. Deliverables are: specifications and content for Publications; documents; dongles; completion of the verification process described above (including Media/barcode label verification); serial number ranges; and bills of materials. The day on which the last of the deliverables is received counts as day 0 due to auditing, receiving and assembly functions. For example, if the last deliverable is received on Monday, general availability would be the following Thursday (after two (2) business days). This time frame can be negotiated between you and us according to the volumes needed to support general availability.

     The initial volume for general availability will be negotiated between our respective Project Managers, but will not exceed the quantities set forth in
Section 4.(a)(2) below. Initial volume projections on new Products or upgrade releases will be provided by you 21 business days prior to first shipment. Significant increase in volumes within 10 business days prior to first shipment can impact our ability to meet initial shipment volumes. If you cannot provide volumes, we will project those volumes and notify you for build approval. Except as stated below, weekend and holiday work to accommodate volume requirements will be charged to you at a price negotiated between our respective Project Managers. However, any Saturday worked at month end or quarter end which is neither a holiday nor the day following a holiday will be charged at the normal rates stated in Appendix B.

      Product tables are to be supplied to us electronically on a daily basis. We will install the product tables within 12 hours of receipt.

      (c) Diskette Specifications. We will manufacture your Programs on black high density (HD) 3.5" diskettes. The supported formats are DOS, Windows, OS/2, MacIntosh, UNIX and mainframe. External serial numbers are required on some of the diskette labels. We will provide all serial number ranges. Internal serialization and encryption is not required. All disks are to be in write enabled mode.

      The diskette specifications are:

        -     100% media certified
        -     missing bit clip level = 60%
        -     extra bit clip level = 20%
        - receiving and inspection testing to an Acceptable Quality Level (AQL) less than 0.65%

      (d) CD-ROM Replication. You will provide us with CD-ROM masters of all Programs to be reproduced on CD-ROM. We will provide Program reproduction on CD-ROM through either Rimage Corporation or Imation Corporation, subcontractors.

      (e) Media Label Specifications. Diskette labels will be 1 color, Rimage printed labels. We will use your supplied specifications for font style and color. One diskette label per diskette assembly may be serialized. Diskette label text may include the production date, e.g. 04JAN94; the diskette identifier, e.g., B1; the product version number, e.g., V6.0; the diskette name, e.g., Windows Base System; and the diskette assembly number, e.g., SP8048001. All text and any logo will be printed at time of replication. Generic white stock will be used. Copyright information is also included. Restricted rights text is not required.

      Open reel tape and tape cartridge labels will be 1 color, Zebra 300 dot per inch (dpi) labels. Open reel tape and tape cartridge labels will not be serialized. Internal serialization and encryption is not required.

      (f)   Tape Specifications. We will replicate your mainframe
Programs on one or more of the following, as directed by you:

   - 9-track tape will be stocked at 1600 BPI; 6250 BPI will be available only on special request in order to minimize inventory.
   -     1/4" cartridge
   -     TK50 cartridge
   -     1/4" HP IOTAMAT
   -     8MM cartridge
   -     4MM cartridge

      (g)   Label Artwork and Publications Postscript Input
Specifications.   You will provide CRC or PostScript files as
input for label artwork and Publications to be manufactured by us. When label or text artwork is submitted in electronic format, a hardcopy (draft) with "instructions" and color break (where applicable) must also be provided. "Instructions" include:

   -     Copy alignment
   -     Pagination
   - Information relative to bleeds, screens, position of half-tones, etc.

      We will manufacture your Publications per the specifications outlined in Appendix A or, if applicable, our quote. You will be provided with proofs for review and signoff. Turn around time for Publications is approximately 3 weeks from receipt of the required CRC or

PostScript files and instructions, unless negotiated on an individual basis by our respective Project Managers. Any overtime charges due to shortened lead times will be cleared through you in advance. All Publications prices are based on your having furnished PostScript files.

      Bulk shipments of Publications to destinations outside the United States will be fulfilled based upon the availability of Publication inventory or the turn around time to obtain additional Publication inventory.

     (h) Pricing. Appendix B contains a price list for the services to be performed under this Statement of Work. Prices may be modified as provided in the Agreement.

   4. WORK SCOPE - PRODUCTION

      (a)   Order Processing - Western Hemisphere Distribution.

                  (1) For Products, Publications and other materials which are to be distributed in the Western Hemisphere, all orders will be sent to BGT-Plover and confirmed via Electronic Data Interchange ("EDI") utilizing the ANSI EDI X.12 standard.

                           (A) You shall use the 850 Purchase Order  transaction
                  set to place an order. Each 850 transaction set shall contain the information specified in Section 4.(c) below. We will check each 850 transaction set received to determine whether it duplicates a previously received transaction set.

                           (B) We shall  use the 997  Functional  Acknowledgment
                  transaction set to indicate receipt of your order. The 997 transaction set is not "contents sensitive"; it simply acknowledges that an 850 transaction set was received by us.

                           (C) We shall use the 810 Invoice  transaction  set to
                  confirm shipment and to invoice you.

                  (2) You estimate order activity at up to 200 orders per business day, increasing to as many as 500 orders per day during the last week of the month, and increasing to as many as 1,500 orders (4,000 kits) per day during the last week of each quarter. Note: an average end user order will consist of three (3) kits. Rush orders have priority over non-rush orders. Non-rush orders have priority over bulk and mass update orders.

                  (3) Normal hours of order receipt by BGT-Plover will be Monday through Friday, 8:00 A.M. to 5:00 P.M. Central
         Time with the exception of the holidays noted in Section 4.(b)(4). During month end and new product releases, the parties will negotiate additional hours for order receipt if needed. We will provide customer order inquiry through 5:00 P.M. Central Time.

                  Except during "Exception Periods" (defined below), orders placed with BGT-Plover will be processed through 3:00 P.M. Central Time. Orders received at BGT-Plover by 2:00 P.M. Central Time will be processed and delivered to the appropriate carrier that same day, so long as the orders are received in a continual flow not to exceed the daily volumes noted below. Orders received after 2:00 P.M. will be processed on a first in, first out basis with every reasonable effort made to process and ship the same day as well. The "Same Day Ship" charge set out in Appendix B will be assessed against all orders received after 2:00 P.M. and shipped the same day. Rush orders received in this time frame will take priority over non-rushes. Those orders not making the carrier pickup cut-off will ship the next business day.

                  During "Exception Periods", i.e., end of the month, end of a quarter, end of the year, etc., product orders will be received by BGT-Plover from 8:00 A.M. until 7:00 P.M. Central Time. During each Exception Period, you will make available to us by telephone from 8:00 A.M. until 8:30 P.M. Central Time each day those personnel necessary to enable us to clarify any questions that may arise concerning orders received. During each Exception Period, we will use our best efforts to process all orders received. You will provide us with forecasted volumes 15 days prior to month end or quarter end ("Quarter End Forecast"), as the case may be. If we make the projection, you will be notified of build levels and asked for concurrence. Except as stated below, weekend and holiday work to meet above average month end volumes or quarter end volumes in excess of the average month end volumes will be charged to you at a price negotiated between our respective Project Managers. However, any Saturday worked at month end or quarter end which is neither a holiday nor the day following a holiday will be charged at the normal rates stated in Appendix B.

                  Processing turnaround during month end Exception Periods in excess of the month end commitment of 500 orders or 1,500 kits per day will be negotiated between our respective Project Managers.

                  You acknowledge that we will have to add additional personnel on a temporary basis to meet quarter end Exception Period volumes in excess of 500 orders or 1,500 kits per day. In order to ensure proper staffing levels, we will require accurate and timely information concerning the volumes of orders to be shipped. Accordingly, our commitment concerning processing turnaround during quarter end Exception Periods up to the quarter end commitment of 1,500 orders or 4,000 kits per day applies only when all of the following conditions are satisfied for the quarter end in question:

                           (A) We must receive the Quarter End Forecast no later
                  than 15 days prior to quarter end.

                           (B) Our quarter end commitment extends only up to the volume stated in the applicable Quarter End Forecast.

                           (C) Eighty percent of all orders placed each day during the quarter end Exception Period must be received by 11:00 A.M. Central Time.

                           (D) No bulk orders or orders requiring special packing will be processed.

      (b)   Order Processing - General.

                  (1) Each party will be responsible for maintaining the appropriate access to its EDI supplier to permit EDI transactions and any costs associate with such access. You will be responsible for any costs incurred (developmental costs, software costs) in establishing the requisite EDI interfaces with BGT-Plover (e.g., date mapping and transaction generation). You will provide the requisite computer hardware and software to support the order entry program to transmit orders to us. You will also be responsible for ensuring that BGT-Plover's ability to retrieve orders and other information from its E-Mail mailbox which is established on your computer system is unimpaired at all times.

                  (2) Bulk and mass update orders will have specific delivery dates assigned to them and not be subject to the earlier noted order receipt and shop commitment. We will fulfill mass update orders as follows:

less than 100 orders       or less than 300 kits:    within 5 business days
100-2,000 orders           or 300-6,000 kits:        within 15 business days
2,000-3,000 orders         or 6,000-9,000 kits       within 20 business days

                  (3) You will denote a requested ship date in the comments field for each bulk order that gives us approximately 5 business days to ship. Commit ship dates for bulk orders will be negotiated between our respective Project Managers based on size and requested ship date. We will use our best efforts to meet that requested ship date. Weekend or overtime work will be at a premium charge to you as stated in Appendix B. You will designate either air or boat as the carrier for each order.

                  (4) You will be closed during your scheduled holidays and will not be sending orders to us. BGT-Plover will be closed during its scheduled holidays and will not be receiving or filling orders on those days. BGT-Plover's scheduled holidays for calendar years 1996 and 1997 are set forth in Appendix C.

         Banta Global Turnkey-Plover will advise you of its scheduled holidays during each year after 1997 that the Agreement remains in force.

                  (5) You will provide a master product item table which will contain your part number for each Product, Publication or other material we will be manufacturing and distributing; a description of each of the foregoing; bill of material explosion detail for each of the foregoing; and applicable customs values. This table will be used to generate the packing slip that is included with the Product shipment. The master product table will be transmitted electronically daily. The master tables for international shipments will include sufficient customs value detail by commodities listed below:

         -        Explicit product descriptions
         -        Declared customs value for media
         -        Declared customs value for Publications
         -        Declared customs value for dongles

         - Harmonization codes (harmonization codes are used in harmonization Tariff Schedules which are also used for the classification of merchandise for rate of duty and statistical purposes).

                  (6) The packing slip shipped with each order will show the ship detail for the entire shipment rather than the content of a particular carton.

                  (7) Some documents will be printed on forms provided by you. These include encryption letters and various informal documents.

                  (8) Encrypted information (key, expiration date, system platform) will be included in the applicable 850 Purchase Order transaction set. The encryption letter will be placed inside the order.

      (c)   Purchase Order Transaction Set.  Each 850 Purchase
Order transaction set you build will include traditional order information such as:

         -        Purchase order number
         -        Customer ID
         -        Ship to address
         -        Bill to address
         -        Carrier details - carrier, service level, COD
         -        Date of origin
         -        Purchase order reference
         -        Ship instructions
         - Line item detail (product description, your part number and order quantity)
         -        Originator ID
         -        "Rush order flag" for shipping
         -        "Bulk order flag" for shipping
         -        International order flag

   You will also provide details with regard to the following items:

         -        OEM customer ID - uniquely identifies you to us
         - Encryption flag and details - encryption key, expiration date, system platform

      (d) Weekly and Monthly Inventory. We will provide you with a weekly inventory report, both in electronic format and in hardcopy, which will contain such information, and be in such format, as may be mutually agreed. he hardcopy inventory report will be sent by overnight delivery service. Additional information on the weekly inventory report will be at a charge to you that will be negotiated between our respective Project Managers.

      We will also provide you with a monthly usage inventory report for each calendar month which will contain such information, and be in such format, as may be mutually agreed. This inventory report will be sent by overnight delivery service. Additional information on the monthly usage inventory report will be at a charge to you that will be negotiated between our respective Project Managers.

                  (e) Weekly Returns Reports. At your request, we will provide you with a returns report on refused and undeliverable shipments. This report will contain such information, and be in such format, as may be mutually agreed. Additional information on the weekly returns report will be at a charge to you that will be negotiated between our respective Project Managers.

         All other returns will be handled by you.

                  (f) Other Reports. In addition to the reports described in Sections 4.(d) and 4.(e) above, we will continue to provide to you the following reports, in the format currently in use for each such report and containing the information currently provided in each such report, at no charge to you:

         -  Value Added Report
         -  Reorder Point Report
         -  Invoice Report

          Any additional reports requested will incur programming charges at our standard hourly rates then in effect, as will any changes to the format or content of the current reports.

                  (g) Encryption Letters. Several of your Products require encryption letters, and certain future Products (such as all Windows-based Products commencing with Version 7.5) will as well. The encryption letter is built from the detail provided in the applicable 850 Purchase Order transaction set. The encryption letter is to the end user to instruct them as to the encryption key, the expiration date and the system platform. We will print these letters on letterhead supplied by you.

                  (h) Master Images Older Than 4 Months That Have Not Been Ordered. We will archive master Program images older than 4 months that have not been ordered. Should there be an order for a Program image that has been archived, the Program image will be reloaded. The minimum turnaround time for us to fulfill these orders will be 2 business days longer than the turnaround time for a standard order.

                  (i) Obsolete Parts List. You will supply us with obsoleted parts lists to help manage product tables and inventory.

     5. PRODUCT PART NUMBER AND BARCODE LABELS. We have your approval to place a barcode label and your part number on each component of your Products, Optional Publications or other materials.

     6. PROJECT MANAGEMENT. Our respective Project Managers will conduct conference calls at least weekly to discuss new product releases, forecasts, sales promotions, end of month projections, inventory, bulk orders, mass updates orders, etc.

     7. COPYING DOCUMENTS. We will copy documents at the price set out in Appendix B.

     8. TEAR DOWNS. If at any time you require us to disassemble existing kits for any reason other than to correct an error that was caused entirely by our acts or omissions, we will charge you for doing so at our then current rate for time and materials.

     9. OUR ADDITIONAL RESPONSIBILITIES. The following responsibilities are in addition to those specified in the Agreement:

                  (a) We will ensure that all packaging will be done in a way that does not identify us as the packager or shipper. Packaging includes product and shipping materials.

                  (b) When notified within 45 days of order shipment, we will replace orders free of charge for the following reasons:

         - defective media or Publications produced by BGT-Plover, when the defect was created by us
         -        orders lost in transit, excluding boat shipments
         -        orders we fill incorrectly

                  (c) We will file a claim on your behalf with the appropriate common carrier for any damaged order.

                    (d) C.O.D. checks will be sent to your lockbox in Chicago.

     10. YOUR ADDITIONAL RESPONSIBILITIES. The following responsibilities are in addition to those specified in the Agreement and are to be provided at no charge to us:

                  (a) You will provide all necessary, mutually agreed upon Product components, including computer programming code in machine readable format for the Programs and the Publications.

                  (b) You will have phone support available to assist with problems preventing manufacture or distribution of Products, Optional Publications or other materials.

                  (c) You will be responsible for authorizing and sending replenishment orders. We will work with you to define minimum and maximum levels. We will monitor component levels on hand and notify you of diminishing quantities of components via the Reorder Point Report.

                  (d) You will immediately notify us of any condition that might affect manufacture or shipment of Products, Optional Publications or other materials. You will provide any corrections that will allow manufacture or shipments to continue.

     11. PAYMENT AND BILLING. The prices associated with this Statement of Work are based on volumes, specifications, and samples of the Products, Optional Publications or other materials which you have provided. Therefore, the prices will change if any of these factors change.

     If you supply erroneous information for an order and we are required to remanufacture Products, Optional Publications or other materials, or send a replacement shipment, we will bill you for the additional manufacturing, assembly, distribution and freight charges.

   Production run charges, i.e., charges for manufacture of Programs, Publications and labels, and charges for packaging and freight, will be billed as they are incurred. All other charges will be billed monthly and are due and payable at terms of Net 45 days. Past-due invoices are subject to a service charge, calculated on the outstanding balance, at the lesser of (a) the rate of 2% per month or (b) the highest legal rate authorized by applicable law.

   Notwithstanding the payment terms stated above, if you at any time exceed the credit we establish for you from time to time, we may demand payment in full of all amounts in excess of the then current credit limit, or require other payment arrangements satisfactory to us, and we may cease all work then in process without liability to you until such payment is received.

   IN WITNESS WHEREOF, the parties hereto have caused this Statement of Work to be executed by their respective Authorized Representatives.

Banta Global Turnkey                   SPSS Inc.

ACCEPTED AND AGREED TO:                ACCEPTED AND AGREED TO:


By: /s/ Dale Harbath                   By: /s/ Edward Hamburg
Name (type or print): Dale Harbath     Name (type or print): Edward Hamburg

Title: V.P. and General Manager        Title: Exec. Vice President

Date: 1/3/97                                   Date:   13 January 1997

BGT-Plover address:                            SPSS Address:

1600 Disk Drive                                      444 North Michigan Avenue
P.O. Box 220                                         Chicago, IL 60611
Plover, WI 54467-0220                                Phone: (312) 329-2400
Telephone:  (517) 341-0544                           Fax:   (312) 329-3558
Fax:  (715) 341-0874

             Appendix A:  Publication Specifications

Publication Specifications

The following  variations in quantity will be applied to the base order quantity
to   define   over/under   shipments.   These   quantity   variations   will  be
charged/deducted at the per unit price:

                 Publication Quantity Variations

Quantity Ordered,                           Quantity Variation

Up to 5,000,                                         5%
5,001 to 10,000,                                     4%
10,001 to 25,000,                                    3%
25,001 to 50,000,                                    2%


CRC or PostScript files will be forwarded to:


         Banta Global Turnkey
         1600 Disk Drive
         P.O. Box 220
         Plover, WI 54467-0220
         Attention: _______________

         The price to convert the PostScript files to negatives is listed in Appendix B.

Base Publication Specifications

         Page Size                               s7-3/8" x 9"
         Binding (less than 104 pgs.)            Saddle stitch
         Binding (104 pgs or more)               Perfect bound
         Text Stock                              50# IBM stock
         Cover Stock                             80# Vintage Velvet stock
         Cover Prints                            Black plus one PMS, full
                                                 coverage, with bleeds
         Cover Lamination                        Film, one side
         Drilling                                None
         CRC                                     SPSS provides PostScript on
                                                 diskette including all unique
                                                 customer fonts
         Proof                                   Blueline text, colorkey covers
         Final Packaging                         Bulk in cartons
         Pallet Size                             40" x 80" or as required

                             Appendix B: Price List
Assumptions:

Prices for the work described in this Statement of Work are contained in the following pages. Volumes listed are an estimate for a full year period, based on actual shipping volumes. Any changes to the specifications in this Statement of Work required by SPSS, or any change to the other assumptions underlying this price list, will cause this price list to be revised.

Conversion of PostScript Files to Negatives:

Publications prices shown in the attached pricing grids do not include the price of converting PostScript files to negative.

Conversion of PostScript files to negative is $3.15/text page.

Author's alterations at blue print state: $10.40/page.

Shipping:

SPSS will pay for insurance on all shipments from the United States to foreign destinations.

                Appendix C:  BGT - Plover Holidays

                          1996 Holidays
Holiday             Date             Holiday                      Date

New Year's Day      January 1    Thanksgiving Day              November 28
Good Friday         April 5      Day After Thanksgiving        November 29
Memorial Day        May 27       Christmas Eve                 December 24
Independence Day    July 4       Christmas Day                 December 25
Labor Day           September 2  New Year's Eve                December 31

                          1997 Holidays

Holiday             Date              Holiday                    Date
New Years Day       January 1    Thanksgiving Day             November 27
Good Friday         March 28     Day After Thanksgiving       November 28
Memorial Day        May 26       Christmas Eve                December 24
Independence Day    July 3 & 4   Christmas Day                December 25
Labor Day           September 1  New Year's Eve               December 31

Item                                   12 Month           Unit      Potential
Description                          Est Volume        Price ($)    Price
Disks*:
3.5" HD                                  325000             0.72    $234,000.00
1/2" Tape
600'                                         58            11.75        $681.50
1200'                                        14            14.00        $196.00
2400'                                        20            16.50        $330.00
QIC 120                                     335            26.00      $8,710.00
8mm                                         229            24.50      $5,610.50
4mm                                         248            23.50      $5,828.00
TK50                                         37            32.50      $1,202.50
IOTAMAT HP Cartridges:
150'                                         35            28.50        $997.50
600'                                         35            34.00      $1,190.00

CD's
2/color label, tyvek sleeve, 7-day turn  20,000             0.82     $16,400.00
3-Day Mastering Charge - Under 5,000                                    $650.00
2-Day Rush Mastering Charge (addl)                                      $325.00
1-Day Rush Mastering Charge (addl)                                      $500.00
Setup for runs of less than 1,000                                       $176.00

Shrinkwrap per unit                    N/A                  0.02
Barcode Labels (labels & overprint)    N/A                  0.05
Physical  Inventory charges         SPSS supplied
                                    component                 $5.00 per location
Physical  Inventory charges         Banta supplied
                                    component                 $2.50 per location

Item (Kitting Family)            12 Month Estimated Volume      Price
PC+                                     1,200                    $2.40
Windows                                 76,000                   $2.53
MAC/OS2                                 10,600                   $3.68
Mainframe                               2,000                    $2.78
Windows Developers Kit                  150                      $2.08
SYSTAT                                  4,400                    $2.14
Graduate                                8,500                    $1.45
Third Party Software Kits               3,000                    $1.38
Training Guides                         4,500                    $0.40
Upgrades Kits                           5,700                    $1.62
Books Kits                              200                      $0.16
Marketing Inserts                       55,000                   $0.74
QIAnalyst                               4,000                    $2.08
Software Envelope Assemblies                                     $0.45
Mass Upgrades                                                    $0.45


Item                             12 Month Estimated Volume      Price
Bulk Packaging                          N/A                      $0.15
Boxes/Box Sleeves                       N/A                   To be priced based
                                                              on specifications
Order processing (Advantis orders -     48,500                   $3.25
receipt and confirmation)
Same Day Shipment                                                $1.00
(All orders shipped after 2:00 p.m.;
monthend/quarter ends would start
at 6:00 p.m.)
COD Order Processing Fee                                         $2.25
Export Order per Shipment                                        $4.25
Warehousing for pubs, kits,                                7.70/pallet/component
SPSS cartons, individual                                   except for disks,
SPSS components by location                                tapes, copydocs,
                                                           cartons, and packing
                                                           materials
Photocopying per Impression            100,000             $0.05
Project Management                 (billed monthly)        $70,000
Non-standard Carrier Fee
per Shipment                        N/A                      $7.00
Palletizing Charge:
Includes pallet, braces,                                     $9.96
stretchwrap, top and bottom sheet.

                                Statement of Work
                                  Prepared For:
                                    SPSS Inc.
                                      Date:
                       Describing Work to be Performed by
                              Banta Global Turnkey
                        at One of its Ireland Facilities





The data in the Agreement shall not be disclosed outside the Customer and shall not be duplicated, used, or disclosed in whole or in part for any purpose other than to evaluate the Agreement, provided that if this Statement of Work is executed by each party's Authorized Representative, the Customer shall have the right to duplicate, use, or disclose the data to the extent provided by this Agreement. This restriction does not limit the right of the Customer to use information contained in the data if it is obtained from another source without restriction.

     1. DESCRIPTION. This Statement of Work and any other attachments and/or appendices defines the scope of work to be accomplished by Banta Global Turnkey ("we" or "us") at one of our facilities in Ireland ("BGT-Ireland") under the terms and conditions of the Software Distribution Agreement dated as of ___________________, 1997 ("Agreement") between us and SPSS Inc. ("you"). If accepted by you, this Statement of Work will be incorporated by reference into the Agreement. A separate Statement of Work with appropriate attachments and/or appendices (the "BGT-Plover SOW") defines the scope of work to be accomplished by us at our Plover, Wisconsin facility ("BGT-Plover") under the terms and conditions of the Agreement.

     All capitalized terms not defined in this Statement of Work shall have the meanings given to them in the Agreement.

     The following are incorporated in and made part of this Statement of Work:

          Appendix A - Publication Specifications

          Appendix B - Price List

     2. PROJECT SUMMARY. Your requirements are for the manufacture of the Programs and the Publications listed on the purchase orders you issue to us from time to time pursuant to Section 3 of the Agreement and the distribution of the same in the United States and worldwide locations.

          Except as stated below, Products, Publications and other materials to be distributed outside the Western Hemisphere (as hereinafter defined) will be manufactured in and distributed from BGT-Ireland. BGT-Ireland will manufacture those Publications and other materials not shipped from BGT-Plover, replicate the Programs on the specified Media, kit with associated Publications and marketing materials, and distribute to those recipients you designate that are located outside the Western Hemisphere.

          Except as stated below, Products, Publications and other materials to be distributed in the United States, Canada, South America and Latin America (the "Western Hemisphere") will be manufactured in and distributed from BGT-Plover under the BGT-Plover SOW. However, we may (a) manufacture some Publications and other materials at BGT-Plover and bulk ship to BGT-Ireland, and/or (b) manufacture some Publications and other materials at BGT-Ireland and bulk ship to BGT-Plover. We and you will jointly evaluate which higher volume Publications will be manufactured internationally.

         3.       WORK SCOPE - NEW PRODUCT INTRODUCTION.

               1. Verification Process - Distribution Outside the Western Hemisphere. For Products, Publications and other materials which are to be distributed outside the Western Hemisphere, you will electronically transmit master Program images to Banta Global Turnkey-Ireland. BGT-Ireland will transmit checksums to you the next day for approval. When you verify that the checksums do match, you will notify our Project Manager and BGT-Ireland can begin production of the Products.

                  BGT-Plover will provide Program reproduction on open reel tape and tape cartridge Media for BGT-Ireland through Duplication Technology, a subcontractor. For these Media, you have decided to take the risk and not have us perform verification. Verification turnaround time would be as mutually agreed if a verification process for tapes and cartridges is required in the future.

                  You will provide typed printed label specifications to us for Media label verification.

                  2. General Availability. Except as stated below, BGT-Ireland will support general availability of each Product two (2) business days after receipt of the last deliverable required for that Product. Deliverables are: specifications and content for Publications; documents; dongles; completion of the verification process described above (including Media/barcode label verification); serial number ranges; and bills of materials. The day on which the last of the deliverables is received counts as day 0 due to auditing, receiving and assembly functions. For example, if the last deliverable is received on Monday, general availability would be the following Thursday (after two
         (2) business days). This time frame can be negotiated between you and us according to the volumes needed to support general availability.

                    The  initial  volume  for  general   availability   will  be
               negotiated between our respective Project Managers, but will not exceed the quantities set forth in Section 4.(a)(2) below. Initial volume projections on new Products or upgrade releases will be provided by you 21 business days prior to first shipment. Significant increase in volumes within 10 business days prior to first shipment can impact our ability to meet initial shipment volumes. If you cannot provide volumes, we will project those volumes and notify you for build approval. Except as stated below, weekend and holiday work to accommodate volume requirements will be charged to you at a price negotiated between our respective Project Managers. However, any Saturday worked at month end or quarter end which is neither a holiday nor the day following a holiday will be charged at the normal rates stated in Appendix B.

                    Product  tables  are  to be  supplied  to us  electronically
               (i.e., via E-Mail) as new products are made available to us. We will install the product tables within 3 business days of receipt.

               3. Diskette Specifications. We will manufacture your Programs on black high density (HD) and low density (LD) 3.5" diskettes. The supported formats are DOS, Windows, OS/2, MacIntosh, UNIX and main frame. External serial numbers are required on some of the diskette labels. We will provide all serial number ranges. Internal serialization and encryption is not required. All disks are to be in write enabled mode.

                  The diskette specifications are:

                    -        100% media certified
                    -        missing bit clip level = 60%
                    -        extra bit clip level = 20%
                    - receiving and inspection testing to an Acceptable Quality Level (AQL) less than 0.65%

                    1. Media  Label  Specifications.  Diskette  labels will be 1 color, Rimage printed labels. We will use your supplied specifications for font style and color. One diskette label per diskette assembly may be serialized. Diskette label text may include the production date, e.g. 04JAN94; the diskette identifier, e.g., B1; the product version number, e.g., V6.0; the diskette name, e.g., Windows Base System; and the diskette assembly number, e.g., SP8048001. All text and any logo will be printed at time of replication. Generic white stock will be used. Copyright information is also included. Restricted rights text is not required.

                           Open reel tape and tape  cartridge  labels  will be 1
                  color, Zebra 300 dot per inch (dpi) labels. Open reel tape and tape cartridge labels will not be serialized. Internal serialization and encryption is not required.

                    4. Tape  Specifications.  We will  replicate  your mainframe
               Programs on one or more of the following, as directed by you:

               - 9-track tape will be stocked at 1600 BPI; 6250 BPI will be available only on special request in order to minimize inventory.
               -    1/4"  cartridge
               -    TK50  cartridge
               -    1/4"  HP IOTAMAT
               -    8MM cartridge
               -    4MM cartridge

          5. Label Artwork and Publications Postscript Input Specifications. You will provide CRC or PostScript files as input for label artwork and Publications to be manufactured by us. When label or text artwork is submitted in electronic format, a hardcopy (draft) with "instructions" and color break (where applicable) must also be provided. "Instructions" include:

          -        Copy alignment
          -        Pagination
          - Information relative to bleeds, screens, position of half-tones, etc.

                  We will manufacture your Publications per the specifications outlined in Appendix A or, if applicable, our quote. You will be provided with proofs for review and signoff. Turn around time for Publications is approximately 3 weeks from receipt of the required CRC or PostScript files and instructions, unless negotiated on an individual basis by our respective Project Managers. Any overtime charges due to shortened lead times will be cleared through you in advance. All Publications prices are based on your having furnished PostScript files.

                  Bulk shipments of Publications to destinations outside the United States will be fulfilled based upon the availability of Publication inventory or the turn around time to obtain additional Publication inventory.

               6. Pricing. Appendix B contains a price list for the services to be performed under this Statement of Work. Prices may be modified as provided in the Agreement.

                  7. WORK SCOPE - PRODUCTION

                  8. Order Processing - Distribution Outside the Western Hemisphere.

                         1. For Products, Publications and other materials which
                    are to be distributed outside the Western Hemisphere, all orders will be sent to BGT-Ireland and confirmed by via Electronic Data Interchange ("EDI") utilizing the EDIFACT standard.

                         2. You shall use the ORDERS Purchase Order  transaction
                    set to place an order. Each ORDERS transaction set shall contain the information specified in Section 4.(c) below. We will check each ORDERS transaction set received to determine whether it duplicates a previously received transaction set.

                         3. We shall generate a electronic  response to indicate
                    receipt  of  your  order.  That  response  is not  "contents sensitive"; it simply acknowledges that an ORDERS transaction set was received by us.

                         4. We shall use the INVOIC Invoice Message  transaction
                    set to confirm shipment and to invoice you.

                         5. You estimate  order activity at up to 200 orders per
                    business day increasing to as many as 500 orders per day during the last week of the month. Note: an average end user order will consist of three (3) kits. Rush orders have priority over non-rush orders. Non-rush orders have priority over bulk and mass update orders.

                         6. Normal  hours of order  receipt by BGT- Ireland will
                    be Monday through Friday, 8:00 A.M. to 5:00 P.M. Greenwich Mean Time with the exception of the holidays noted in
                    Section 4.(b)(4). During month end and new product releases, the parties will negotiate additional hours for order receipt if needed. We will provide customer order inquiry to you through 5:00 P.M. Greenwich Mean Time.

                         7. Orders received at BGT-Ireland by 12:00 noon Greenwich Mean Time will be processed and delivered to the appropriate carrier that same day, so long as the orders are received in a continual flow not to exceed the daily volumes noted below. Orders received after 12:00 noon Greenwich Mean Time will be processed the next day. Those orders not making the carrier pickup cut-off will ship the next business day.

                         During "Exception Periods", i.e., end of the month, end
                    of a quarter, end of the year, etc., product orders will be received by BGT- Ireland from 8:00 A.M. until 7:00 P.M.Greenwich Mean Time. During each Exception Period, you will make available to us by telephone from 8:00 A.M. until 8:30 P.M. Greenwich Mean Time each day those personnel necessary to enable us to clarify any questions that may arise concerning orders received. During each Exception Period, orders received at BGT-Ireland by 1:00 P.M. Greenwich Mean Time will be processed and delivered to the appropriate carrier that same day, so long as (A) the orders are received in a continual flow not to exceed the daily volumes noted below, and (B) you have fulfilled all of your responsibilities with respect to such orders under Section 10 below as necessary to enable us to fill those orders. Orders received after 1:00 P.M. Greenwich Mean Time will be processed the next day. Those orders not making the carrier pickup cut-off will ship the next business day. Processing turnaround in excess of the month end commitment of 500 orders or 1,500 kits per day will be negotiated between our respective Project Managers. You will provide us with forecasted volumes 15 days prior to month end. If we make the projection, you will be notified of build levels and asked for concurrence.

                    Except as stated below, weekend and holiday work to meet above average month end volumes will be charged to you at a price negotiated between our respective Project Managers. However, any Saturday worked at month end or quarter end which is neither a holiday nor the day following a holiday will be charged at the normal rates stated in Appendix B.

                  9.       Order Processing - General.

                         1. Each party will be responsible  for  maintaining the
                    appropriate access to its EDI supplier to permit EDI transactions and any costs associate with such access. You will be responsible for any costs incurred (developmental costs, software costs) in establishing the requisite EDI interfaces with BGT-Ireland (e.g., date mapping and transaction generation). You will provide the requisite computer hardware and software to support the order entry program to transmit orders to us.

                           2. Bulk and mass  update  orders  will have  specific
                  delivery dates assigned to them and not be subject to the earlier noted order receipt and shop commitment. We will fulfill mass update orders as follows:

         less than 100 orders    or less than 300 kits:  within 5 business days
         100 - 2,000 orders      or 300 - 6,000 kits:    within 15 business days
         2,000 - 3,000 orders    or 6,000 - 9,000kits:   within 20 business days

                           3. You will denote a requested ship date in the comments field for each bulk order that gives us approximately 5 business days to ship. Commit ship dates for bulk orders will be negotiated between our respective Project Managers based on size and requested ship date. We will use our best efforts to meet that requested ship date. Weekend or overtime work will be at a premium charge to you as stated in Appendix
                  B. You will designate either air or boat as the carrier for each order.

                           4. You will be closed during your scheduled  holidays
                  and will not be sending orders to us. BGT-Ireland facilities will be closed during their respective scheduled holidays and will not be receiving or filling orders on those days. BGT-Ireland's scheduled holidays for calendar years 1996 and 1997 are set forth in Appendix C.

                  BGT-Ireland will advise you of its scheduled holidays during each year after 1997 that the Agreement remains in force.

                           5. You will provide a master product item table which
                  will contain your part number for each Product, Publication or other material we will be manufacturing and distributing; a description of each of the foregoing; bill of material explosion detail for each of the foregoing; and applicable customs values. This table will be used to generate the packing slip that is included with the product shipment. The master product table will be transmitted electronically (i.e., via E-Mail) daily. The master tables for international shipments will include sufficient customs value detail by commodities listed below:

                  -        Explicit product descriptions
                  -        Declared customs value for media
                  -        Declared customs value for Publications
                  -        Declared customs value for dongles
                  - Harmonization codes (harmonization codes are used in harmonization Tariff Schedules which are also used for the classification of merchandise for rate of duty and statistical purposes).

                           6. The packing slip shipped with each order will show
                  the ship detail for the entire shipment rather than the content of a particular carton.

                          7. Some  documents will be printed on forms provided
                  by you. These include encryption letters and various informal documents.

                           8. Encrypted information (key, expiration date, system platform) will be included in the applicable ORDERS Purchase Order transaction set. The encryption letter will be placed inside the order.

          10. Purchase Order Transaction Set. Each ORDERS Purchase Order transaction set you build will include traditional order information such as:

     -        Purchase order number
     -        Customer ID
     -        Ship to address
     -        Bill to address
     -        Carrier details - carrier, service level, COD
     -        Date of origin
     -        Purchase order reference
     -        Ship instructions
     - Line item detail (product description, your part number and order quantity)
     -        Originator ID
     -        "Rush order flag" for shipping
     -        "Bulk order flag" for shipping
     -        International order flag

         You will also provide details with regard to the following items:

     -        OEM customer ID - uniquely identifies you to us
     - Encryption flag and details - encryption key, expiration date, system platform

          11. Weekly and Monthly Inventory. We will provide you with a weekly inventory report which will contain such information, and be in such format, as may be mutually agreed. This inventory report will be sent electronically (i.e., via E-Mail). Additional information on the weekly inventory report will be at a charge to you that will be negotiated between our respective Project Managers.

                  We will also provide you with a monthly usage inventory report for each calendar month which will contain such information, and be in such format, as may be mutually agreed. This inventory report will be sent electronically (i.e., via E-Mail). Additional information on the weekly inventory report will be at a charge to you that will be negotiated between our respective Project Managers.

          12. Other Reports. In addition to the reports described in Section 4.(d) above, we will continue to provide to you the following reports, in the format currently in use for each such report and containing the information currently provided in each such report, at no charge to you:

          -        Value Added Report
          -        Invoice Report

         Any additional reports requested will incur programming charges at our standard hourly rates then in effect, as will any changes to the format or content of the current reports.

          13. Encryption Letters. Several of your Products require encryption letters, and certain future Products (such as all Windows-based Products commencing with Version 7.5) will as well. The encryption letter is built from the detail provided in the applicable ORDERS Purchase Order transaction set. The encryption letter is to the end user to instruct them as to the encryption key, the expiration date and the system platform. We will print these letters on letterhead supplied by you.

          14. Master Images Older Than 4 Months That Have Not Been Ordered. We will archive master Program images older than 4 months that have not been ordered. Should there be an order for a Program image that has been archived, the Program image will be reloaded. The minimum turnaround time for us to fulfill these orders will be 2 business days longer than the turnaround time for a standard order.

          15. Obsolete Parts List. You will supply us with obsoleted parts lists to help manage product tables and inventory.

     4. PRODUCT PART NUMBER AND BARCODE LABELS. We have your approval to place a barcode label and your part number on each component of your Products, Optional Publications or other materials.

     5. PROJECT MANAGEMENT. Our respective Project Managers will conduct conference calls at least weekly to discuss new product releases, forecasts, sales promotions, end of month projections, inventory, bulk orders, mass updates orders, etc.

     6. COPYING DOCUMENTS. We will copy documents at the price set out in Appendix B.

     7. TEAR DOWNS. If at any time you require us to disassemble existing kits for any reason other than to correct an error that was caused entirely by our acts or omissions, we will charge you for doing so at our then current rate for time and materials.

     8. OUR ADDITIONAL RESPONSIBILITIES. The following responsibilities are in addition to those specified in the Agreement:

          1. We will ensure that all packaging will be done in a way that does not identify us as the packager or shipper. Packaging includes product and shipping materials.

          2. When notified within 45 days of order shipment, we will replace orders free of charge for the following reasons:

               - defective media or Publications produced by BGT-Ireland, when the defect was created by us
               -    orders lost in transit, excluding boat shipments
               -    orders we fill incorrectly

          3. We will file a claim on your behalf with the appropriate common carrier for any damaged order.

          4. C.O.D. checks will be sent to your lockbox in Chicago.

     9. YOUR ADDITIONAL RESPONSIBILITIES. The following responsibilities are in addition to those specified in the Agreement and are to be provided at no charge to us:

          1. You will provide all necessary, mutually agreed upon Product components, including computer programming code in machine readable format for the Programs and the Publications.

          2. You will have phone support available to assist with problems preventing manufacture or distribution of Products, Optional Publications or other materials.

          3. You will be responsible for authorizing and sending replenishment orders.

          4. You will immediately notify us of any condition that might affect manufacture or shipment of Products, Optional Publications or other materials. You will provide any corrections that will allow manufacture or shipments to continue.

     10. PAYMENT AND BILLING. The prices associated with this Statement of Work are based on volumes, specifications, and samples of the Products, Optional Publications or other materials which you have provided. Therefore, the prices will change if any of these factors change.

          If you supply erroneous information for an order and we are required to remanufacture Products, Optional Publications or other materials, or send a replacement shipment, we will bill you for the additional manufacturing, assembly, distribution and freight charges.

          Production run charges, i.e., charges for manufacture of Programs, Publications and labels, and charges for packaging and freight, will be billed as they are incurred. All other charges will be billed monthly and are due and payable at terms of Net 45 days. Past-due invoices are subject to a service charge, calculated on the outstanding balance, at the lesser of (a) the rate of 2% per month or (b) the highest legal rate authorized by applicable law.

          Notwithstanding the payment terms stated above, if you at any time exceed the credit we establish for you from time to time, we may demand payment in full of all amounts in excess of the then current credit limit, or require other payment arrangements satisfactory to us, and we may cease all work then in process without liability to you until such payment is received.

         IN WITNESS WHEREOF, the parties hereto have caused this Statement of Work to be executed by their respective Authorized Representatives.


Banta Global Turnkey                   SPSS Inc.

ACCEPTED AND AGREED TO:                ACCEPTED AND AGREED TO:


By:                                    By: /s/ Edward Hamburg

Name (type or print):                  Name (type or print): Edward Hamburg

Title:
                                       Title:Executive VP & CFO
Date:
                                       Date: 29 January 1997
BGT-Ireland address:
                                       SPSS address:
Banta Global Turnkey
Hollyhill Industrial Estate              444 North Michigan Avenue
Hollyhill, Cork                          Chicago, IL 60611
Republic of Ireland                      Phone:   (312) 329-2400
Telephone:  011-353-21-397515            Fax:     (312) 329-3560
Fax:     011-353-21-397459

                     Appendix A: Publication Specifications

Publication Specifications

The following  variations in quantity will be applied to the base order quantity
to   define   over/under   shipments.   These   quantity   variations   will  be
charged/deducted at the per unit price:


                                           Publication Quantity Variations

Quantity Ordered                                  Quantity Variation
Up to 5,000                                                5%
5,001 to 10,000                                            4%
10,001 to 25,000                                           3%
25,001 to 50,000                                           2%



CRC or PostScript files will be forwarded to:

Banta Global Turnkey
Banta Global Turnkey
Hollyhill Industrial Estate
Hollyhill, Cork
Republic of Ireland
Attention:        Deirdre Rennie


The price to convert the PostScript files to negatives is listed in Appendix B.

Base Publication Specifications

Page Sizes                         7-3/8" x 9"
Binding  (less than 104 pgs.)      Saddle  stitch
Binding (104 pgs or more)          Perfect bound
Text Stock                         50# IBM stock
Cover Stock                        80# Vintage Velvet stock
Cover Prints                       Black plus one PMS, full coverage,with bleeds
Cover Lamination                   Film, one side
Drilling                           None
CRC                                SPSS provides PostScript on diskette
                                   including all unique customer
                                   fonts
Proof                              Blueline text, colorkey covers
Final Packaging                    Bulk in cartons
Pallet Size                        40" x 80" or as required

SPSS PRICE MATRIX FOR TURNKEY SERVICES                               BG TURNKEY
Appendix B
1-Jan-97

SERVICE                                               IR      1.6     USD

Media:
3.5 HD with label                                    0.8              1.28

Order Processing                                     2.63             4.21

Assembly
 Windows                                             2.5              4
 Mac                                                 2.1              3.36
 PC                                                  1.66             2.66
 Mainframe                                           1.08             1.73

Same day ship                                         0.7             1.12

Warehousing
 per pub/month                                        0.02            0.032
 per box/month                                        0.01            0.016

Photocopying                                          0.04            0.066

Project Management                              3500.00/mo           5600.00/mo

                       Appendix C: BGT - Ireland Holidays







                                 1997 Holidays*

Holiday                  Date                Holiday             Date
New Years Day            January 1           August Holiday      August 4
St. Patrick's Day        March 17            October Holiday     October 27

Easter Monday            April 14            Christmas           December 25

May Day                  May 5               St. Stephen's Day   December 26

June Holiday             June 2





*NOTE: If a holiday date falls on a Saturday or a Sunday, the Monday immediately following becomes the designated holiday.



STATEMENT OF WORK

                             Appendix B: Price List

Assumptions:

Prices for the work described in this Statement of Work are contained in the following pages. Volumes listed are an estimate for a full year period, based on actual shipping volumes. Any changes to the specifications in this Statement of Work required by SPSS, or any change to the other assumptions underlying this price list, will cause this price list to be revised.

Conversion of PostScript Files to Negatives:

Publications prices shown in the attached pricing grids do not include the price of converting PostScript files to negative.

Conversion of PostScript files to negative is $3.15/text page.

Author's alterations at blue print state:            $10.40/page.

Shipping:

SPSS will pay for insurance on all shipments from the United States to foreign destinations.